CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form SB-2, Amendment #3, of our report dated March 12, 2004, relating to the the financial statements of Turbine Truck Engines, Inc., which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

   /S/

Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
May 7, 2004